UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

WEYCO GROUP, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-9068	39-0702200
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

333 W. Estabrook Boulevard, P. O. Box 1188, Milwaukee, WI	53201
(Address of principal executive offices)	(Zip Code)

Weyco Group, Inc. 2017 Incentive Plan
(Full title of the plan)

John F. Wittkowske
Senior Vice President, Chief Financial Officer and Secretary	Copy to:
WEYCO GROUP, INC.	Joseph Masterson
333 W. Estabrook Boulevard	Quarles & Brady LLP
P.O. Box 1188	411 East Wisconsin Avenue
Milwaukee, Wisconsin 53201	Milwaukee, Wisconsin 53202
(Name and address of agent for service)

(414) 908-1600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	1,500,000 shares	$27.77	41,655,000	$4,828

(1)	The WEYCO Group, Inc. 2017 Incentive Plan (the “Plan”) provides by its terms for the issuance of up to 1,500,000 shares of the Registrant’s Common Stock, $1.00 par value per share (the “Common Stock”). The Plan provides for possible adjustment of the number of and class of shares that may be delivered under the Plan and the number and class of and/or price of shares subject to outstanding awards granted under the Plan in the event of certain capital or other changes affecting the Registrant's Common Stock. This Registration Statement therefore covers, in addition to the above stated 1,500,000 shares, an indeterminate number of shares that may become subject to the Plan by means of any such adjustment.

(2)	Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the Registrant's Common Stock as reported by the NASDAQ Stock Market on June 2, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by WEYCO Group, Inc. (the "Registrant") (Commission File No. 0-9068) with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") are incorporated herein by reference:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

(c)	The Registrant’s Current Report on Form 8-K dated May 12, 2017; and

(d)	The Registrant’s Current Report on Form 8-K filed September 22, 2011, including specifically the description of the Registrant’s Common Stock, which updates the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 10 and the Form 8-K dated June 12, 1992.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

Not applicable. See Item 3(d) above.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares of Common Stock registered hereunder will be passed on for the Registrant by Quarles & Brady LLP, the Registrant’s legal counsel.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

Article VIII of the Registrant's Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. The Registrant is insured against certain liabilities which it may incur by reason of Article VIII of its Bylaws. In addition, officers and directors are insured, at the Registrant's expense, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the Bylaws.

The Plan also provides that members of the Board of Directors, as well as employees administering the Plan, will not be held liable for any action taken or failure to act under or in connection with the Plan or any award granted thereunder, except as to matters as to which they are adjudged in a relevant action, suit or proceeding to have acted in bad faith in the performance of their duties under the Plan.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

* * * *

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * * *

(h)       Reference is made to the indemnification provisions referred to in Item 6 of this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 5 2017.

WEYCO GROUP, INC.
(Registrant)

By:	/s/ John F. Wittkowske
John F. Wittkowske
Senior Vice President, Chief Financial Officer and Secretary

__________________

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas W. Florsheim, Jr., John W. Florsheim and John F. Wittkowske, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

____________________

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. *

Signature	Title

/s/ Thomas W. Florsheim Jr.	Chairman of the Board and
Thomas W. Florsheim, Jr.	Chief Executive Officer
(Principal Executive Officer)

/s/ John W. Florsheim	President, Chief Operating Officer,
John W. Florsheim	Assistant Secretary and Director

/s/ John F. Wittkowske	Senior Vice President, Chief Financial Officer
John F. Wittkowske	and Secretary (Principal Financial Officer)

/s/ Judy Anderson	Vice President, Finance and Treasurer
Judy Anderson	(Principal Accounting Officer)

/s/ Tina Chang	Director
Tina Chang

/s/ Robert Feitler	Director
Robert Feitler

/s/ Thomas W. Florsheim	Director
Thomas W. Florsheim

/s/ Cory L. Nettles	Director
Cory L. Nettles

/s/ Frederick P. Stratton, Jr.	Director
Frederick P. Stratton, Jr.

*Each of these signatures is affixed as of June 5, 2017.

WEYCO GROUP, INC.

(the "Registrant")

(Commission File No. 0-9068)

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference to	Filed Herewith

4.1	Articles of Incorporation of WEYCO Group, Inc., as restated August 29, 1961, and last amended February 16, 2005	Exhibit 3.1 to the Registrant’s Form 10-K, as amended, for the fiscal year ended December 31, 2004

4.2	Bylaws of WEYCO Group, Inc., as adopted January 21, 1991 and last amended July 26, 2007	Exhibit 3 to the Registrant’s Form 8-K dated July 26, 2007

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Baker Tilly Virchow Krause, LLP		X

23.2	Consent of Quarles & Brady LLP		Contained in Opinion Filed as Exhibit 5

24	Powers of Attorney		Contained in Signatures Page to this Registration Statement